Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-261872) of Uwharrie Capital Corp of our report dated July 12, 2023, with respect to the financial statements and supplemental schedule of Uwharrie Capital Corp Employees’ 401(k) Retirement Plan, included in this Annual Report on Form 11-K for the year ended December 31, 2022.

/s/ Wipfli LLP

Atlanta, Georgia

July 12, 2023